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                                                                       EXHIBIT A

AGREEMENT made this ____ day of May, 1996 between Isramco, Inc., with offices at 800 Fifth Avenue, Suite 21-D, New York, New York 10021 (the "Company") and Zenith Holding Ltd., with offices at 3715 Sun Hung Kai Centre, 3Q, Harbour Road, Wanchai, Hong Kong ("Consultant").

         WHEREAS, Consultant is in the business of providing management personnel to advise businesses relating to their operations and investments outside of the United States and in European countries and maintains executive and operating personnel for this purpose; and

         WHEREAS, Haim Tsuff is an employee of Consultant; and

         WHEREAS, the Company is desirous of retaining the services of Consultant to assist the Company in performing consulting functions on an as needed basis and Consultant has agreed to make the services of Haim Tsuff available for this purpose.

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, Consultant and the Company hereby agree as follows:

          1. Consulting Services. The Company hereby engages Consultant and Consultant hereby agrees to make itself available to render at the request of the Company, certain independent advisory and consulting services to the best of its ability in compliance with all applicable laws, the Company's Articles of Incorporation and By-laws and under the terms and conditions hereof. Services rendered by Consultant hereunder may be made via telephone and via correspondence. It is understood that the services rendered shall be upon the request of the Company and shall be rendered at such time, in such manner and at such places as shall be reasonably convenient and consistent with Consultant's other business and personal commitments.

          2. Compensation. In consideration of Consultant's promise to perform the services for the Company as provided for in Section 1 hereof and as an inducement to enter into this Agreement, the Company shall pay to Consultant or a company owned by Consultant, an annual consulting fee of One Hundred Forty-Four Thousand ($144,000) Dollars payable in installments of Twelve Thousand ($12,000) Dollars per month. All monthly payments shall be paid on or before the tenth (10th) day of each month with the first payment due June 1, 1996.

          3. Expenses. Consultant shall be reimbursed for all reasonable business expenses incurred by it during the Consulting Term (as hereinafter defined) in the performance of its services hereunder in compliance with the existing policies of the Company relating to reimbursement of such expenses. Consultant is required to submit sufficient documentation of expenditures.

          4. Independent Contractor. It is expressed, understood and agreed that Consultant is acting as an independent contractor in performing its services hereunder. The Company shall carry no workmen's compensation insurance or any accident insurance to cover Consultant. The Company shall not pay any contribution to social security, employment insurance, federal and state withholding taxes.
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          5.     Term.  This Agreement shall be in full force and effect for the period commencing June 1, 1996 and continuing up to and through May 31, 1998 (the "Consulting Term").

          6. Death and Disability. If Consultant during the term of this Agreement is unable to perform services by reason of illness or incapacity, the compensation to Consultant shall nevertheless continue at its present rate for the duration of the Consulting Term. If Consultant dies during the term of this Agreement, the compensation payable pursuant to Section 2 hereof shall continue for a period of one (1) year from Consultant's death.

          7. Termination Payment. In the event Consultant's relationship is terminated by the Company, Consultant shall be entitled to receive a severance payment in one lump sum equal to the balance of the unpaid consulting fee due to Consultant for the remaining term of this Agreement simultaneously with its termination. Notwithstanding the foregoing, this Agreement may be terminated at will by Consultant upon thirty (30) days' prior written notice to the Company. In such event, the termination payment provided for in Section 7 hereof shall not be applicable and Consultant shall only be entitled to one (1) additional month of compensation after notice of termination.

          8. Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, Consultant and the Company hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

          9. Binding Effect; Assignment. The terms and provisions of this Agreement shall be binding on and inure to the benefit of Consultant, the Company and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement shall require the personal services of Consultant and consequently, Consultant may not assign, pledge or encumber in any way all or part of its obligations under this Agreement without the prior written consent of the Company. The Company may assign its rights and obligations hereunder without the consent of Consultant. Notwithstanding the foregoing, the Company shall continue to act as a guarantor of its obligations hereunder.

         10. No Modification. No agreement, modification, or waiver or any provision of this Agreement, nor consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the parties hereto.

         11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.





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         12.     Notices.  All notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and be deemed to have been given, delivered or mailed, registered or certified, first class postage prepaid and/or telefax as follows:

                 If to Consultant:

                 Zenith Holding Ltd.
                 3715 Sun Hung Kai Centre
                 3Q, Harbour Road
                 Wanchai, Hong Kong
                 Attention:  Mr. Haim Tsuff

                 If to Company:

                 Isramco, Inc.
                 Isramco - Israel Branch
                 Shavit House
                 4 Raoul Wallenberg Street
                 Tel Aviv 69174 Israel

                 With a copy to:

                 David Malkin, Esq.
                 460 Park Avenue
                 New York, New York 10022


         13. Captions. The Section headings of this Agreement are included for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

         IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument as of the day and year first above written.



                                     Isramco, Inc.


                                     By:
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                                     Zenith Holding Ltd.


                                     By:
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